Exhibit 99.1

Company Contacts:	Investor Relations Contacts:

LCA-Vision Inc. Stephen N. Joffe, Chairman and CEO Alan H. Buckey, CFO (513) 792-9292 www.lasikplus.com	Lippert/Heilshorn & Associates, Inc. Jody Cain (310) 691-7100 jcain@lhai.com

LCA-VISION REPORTS SECOND QUARTER DILUTED EPS OF $0.78 ON REVENUES OF $31.6 MILLION

Company raises 2004 financial guidance and expects 2005 pre-tax income growth of 40% to 50%

CINCINNATI (July 27, 2004) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of fixed-site laser vision correction services at its LasikPlus vision centers, today reported record revenues and earnings per share for the three and six months ended June 30, 2004. Financial highlights include:

•	Earnings per diluted share of $0.78, or $0.45 excluding an income tax benefit, up significantly from earnings per diluted share of $0.17 in the second quarter of 2003

•	Revenues up 56% to approximately $31.6 million, compared with revenues of approximately $20.2 million in the second quarter of 2003, marking the fourth consecutive quarter of revenue growth exceeding 50%

•	Revenue growth of 39% at our LasikPlus vision centers open at least 12 months, compared with the second quarter of 2003

•	Procedure volume up 47% to 24,093, from 16,432 procedures in the second quarter of 2003

•	Revenue per procedure up 6% to $1,310, from $1,231 in the second quarter of 2003

•	Operating margin of 19.9%, compared with 8.9% in the second quarter of 2003

•	Net cash provided by operations of approximately $15.0 million for the first six months of 2004, up significantly from $5.4 million in the first six months of 2003

Net income for the second quarter of 2004 rose to $10,849,000 from $1,793,000 for the second quarter of 2003. Diluted earnings per share were $0.78 for the second quarter of 2004, versus $0.17 per share for the second quarter of 2003. Included in 2004 second quarter financial results is an income tax benefit of $4,589,000 to reverse the remainder of the valuation allowance on the Company’s deferred tax assets. Without the benefit of the reversal of this allowance, the Company reported second quarter 2004 net income of $6,260,000, or $0.45 per diluted share. Management believes earnings per share excluding the benefit of the reversal of the reserve is a meaningful disclosure, facilitating year-over-year comparison on a consistent basis.

For the second quarter of 2004, revenues increased 56% to $31,554,000, compared with $20,224,000 in the second quarter of 2003. The Company reported that revenues at its vision centers open at least 12 months increased 39% during the quarter. Second quarter procedure volume rose 47% to 24,093, and average price per procedure increased 6% to $1,310, both compared with the second quarter of 2003.

Net cash provided by operations in the first six months of 2004 was $14,962,000. As a result, cash and short-term investments were $79,566,000 as of June 30, 2004, up from $64,908,000 as of December 31, 2003.

For the six months ended June 30, 2004, the Company reported net income of $23,578,000, or $1.71 per diluted share, compared with net income of $3,550,000, or $0.33 per diluted share, for the six months ended June 30, 2003. Without the benefit of the reversal of the valuation allowance on the Company’s deferred tax assets totaling $10,489,000 for the six-month period, the Company reported first half 2004 net income of $13,089,000, or $0.95 per diluted share. Revenue grew approximately 57% to $63,204,000 for the first half of 2004, compared with $40,206,000 for the first half of 2003.

Stephen N. Joffe, Chairman and CEO of LCA-Vision, stated, “We continue to demonstrate exceptional financial performance and achieved several significant milestones during the quarter. We are pleased to report that our revenues for each of the past four quarters have increased by 50% or more versus the comparable quarter in the prior year. Additionally, trailing 12-month revenues exceeded $100 million for the first time in our corporate history. Furthermore, same-store sales rose 39% year-over-year, substantially outpacing projected industry growth of approximately 13% and reflecting our continued ability to capture additional market share. Our earnings grew even more rapidly than revenues, demonstrating the operating leverage and efficiencies of our business model.”

Mr. Joffe added, “While we are clearly benefiting from strong revenue and earnings growth to-date, we believe there remains tremendous upside going forward as we continue to achieve strong same-store sales growth and open new LasikPlus vision centers. Based on our confidence in continued strong performance, we are again raising our revenues and earnings guidance for the remainder of 2004, and are providing an initial outlook for growth in 2005.”

2004 Guidance and 2005 Outlook

Based upon second quarter financial results and management’s outlook for the remainder of the year, LCA-Vision increased full-year 2004 revenues and earnings guidance as follows:

•	Revenues in the range of $121 million to $123 million, up from prior guidance of $115 million to $117 million.

•	Earnings per diluted share in the range of $2.05 to $2.15, including the $0.76 per diluted share benefit recorded in the first half of 2004 for the reversal of the deferred tax valuation allowance and also reflecting a presumed 39% tax rate for the second half of 2004. This compares with prior earnings per diluted share guidance of $1.55 to $1.65.

For 2005, we expect revenues to increase 30-40% and income before taxes to increase 40-50%, both compared with management’s current estimates for 2004 results.

LCA-Vision expects to add 10-12 laser vision correction centers during 2005.

Conference Call

LCA-Vision has scheduled an investor conference call beginning at 10:00 a.m. Eastern Time today. To participate in the call, please dial 888-803-7404 toll-free within the U.S. and Canada, or 706-634-1308 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 toll-free within the U.S. and Canada, or 706-645-9291 for international callers. Enter reservation number 8633924.

Individual investors are invited to listen to the conference call live over the Internet by going to the “Investors” section of the Company’s Web site at www.lasikplus.com. A replay of the call will be available for 30 days.

About LCA-Vision

LCA-Vision operates 41 laser vision correction centers, including 37 wholly owned LasikPlus vision centers located in large metropolitan markets throughout the United States, three joint ventures in Canada and one joint venture in Europe.

This news release contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding the Company’s belief that revenues, income and earnings will exhibit healthy year-over-year growth and projections for the remainder of fiscal 2004 and for fiscal 2005, among others, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including market acceptance of our services, competition in the laser vision correction industry, an inability to attract new patients, the possibility of long-term side effects and adverse publicity regarding laser vision correction, adverse economic conditions, and the relatively high fixed cost structure of our business, among other factors. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

[Tables to Follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues—Laser refractive surgery	$31,554	$20,224	$63,204	$40,206
Operating costs and expenses
Medical professional and license fees	5,891	3,901	12,356	7,973
Direct costs of services	10,350	7,844	19,981	15,617
General and administrative expenses	2,306	1,994	4,595	4,011
Marketing and advertising	4,991	3,155	9,780	6,129
Depreciation	1,743	1,534	3,458	3,039

Operating income	6,273	1,796	13,034	3,437
Equity in earnings from unconsolidated businesses	113	59	185	205
Minority equity interest	(181)	(71)	(305)	(151)
Net interest	497	71	864	107
Other income	8	—	8	52

Income before taxes on income	6,710	1,855	13,786	3,650
Income tax (benefit) expense	(4,139)	62	(9,792)	100

Net income	$10,849	$1,793	$23,578	$3,550

Income per common share
Basic	$0.81	$0.17	$1.77	$0.33
Diluted	$0.78	$0.17	$1.71	$0.33
Weighted average shares outstanding
Basic	13,385	10,743	13,353	10,743
Diluted	13,870	10,819	13,815	10,758

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$79,566	$64,908
Accounts receivable, net of allowance for doubtful accounts of $1,913 and $1,480	5,862	3,255
Receivables from vendors	969	802
Prepaid expenses, inventory and other	618	1,422
Deferred tax asset	11,145	—

Total current assets	98,160	70,387
Property and equipment	43,638	41,967
Accumulated depreciation and amortization	(28,029)	(24,622)

Property and equipment, net	15,609	17,345
Accounts receivable, net of allowance for doubtful accounts of $745 and $416	1,368	749
Investments in equities	298	—
Goodwill	275	275
Deferred compensation plan assets	773	461
Investment in unconsolidated businesses	420	385
Other assets	466	435

Total assets	$117,369	$90,037

Liabilities and stockholders’ Investment
Current liabilities
Accounts payable	$2,843	$4,883
Accrued liabilities and other	6,970	4,518

Total current liabilities	9,813	9,401
Deferred compensation liability	737	457
Insurance reserve	1,700	963
Minority equity interest	719	414
Stockholders’ investment
Common stock ($0.001 par value; 15,785,071 and 15,643,561 shares and 13,417,874 and 13,276,364 shares issued and outstanding, respectively)	16	16
Contributed capital	133,265	131,203
Common stock in treasury, at cost (2,367,197 shares and 2,367,197 shares)	(15,462)	(15,462)
Accumulated deficit	(13,491)	(37,069)
Accumulated other comprehensive income	72	114

Total stockholders’ investment	104,400	78,802

Total liabilities and stockholders’ investment	$117,369	$90,037

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flow from operating activities:
Net income	$23,578	$3,550
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,458	3,039
Provision for loss on doubtful accounts	762	—
Deferred income taxes	(10,801)	—
Deferred compensation	280	165
Insurance reserve	737	—
Equity in earnings of unconsolidated affiliates	(113)	(205)
Other, net	—	(2)
Changes in working capital:
Accounts receivable	(3,988)	(1,588)
Receivables from vendors	(167)	(255)
Prepaid expenses, inventory and other	804	155
Accounts payable	(2,040)	(1,751)
Accrued liabilities and other	2,452	2,271

Net cash provided by operations	14,962	5,379
Cash flow from investing activities:
Purchase of property and equipment	(1,746)	(1,142)
Purchase of investments — equity	(300)	—
Deferred compensation plan	(312)	(156)
Loan payments made by shareholders	—	341
Loans to shareholders	—	(18)
Other, net	258	330

Net cash used in investing activities	(2,100)	(645)
Cash flows from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	—	(6)
Exercise of stock options	1,718	—
Distribution of minority equity investees	78	64

Net cash provided by financing activities	1,796	58

Increase in cash and cash equivalents	14,658	4,792
Cash and cash equivalents at beginning of period	64,908	18,298

Cash and cash equivalents at end of period	$79,566	$23,090